Exhibit 99.1

Central Garden & Pet Announces Fourth Quarter and Fiscal Year 2023 Financial Results

Fiscal 2023 net sales of $3.3 billion

Fiscal 2023 GAAP EPS of $2.35, non-GAAP EPS of $2.59

Expects fiscal 2024 non-GAAP EPS of $2.50 or better

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 20, 2023--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) ("Central"), a market leader in the Pet and Garden industries, today announced results for its fourth quarter and fiscal year ended September 30, 2023.

"We are proud of what Team Central was able to achieve in a challenging environment characterized by evolving consumer behavior, unfavorable retailer inventory dynamics, high inflation and extreme weather. Despite these headwinds, we delivered non-GAAP EPS within our revised fiscal 2023 guidance, successfully turned inventories into cash, generated record cash flow and continued to make progress on our Cost and Simplicity program," said Beth Springer, Interim CEO of Central Garden & Pet. "While the near-term external environment remains challenging, we are confident in the competitive strength of Central, our Team's execution and our Central to Home strategy."

Fiscal 2023 Results

Net sales of $3.3 billion were in line with the prior year. Fiscal 2023 benefited from an additional week compared to the prior year.

Net sales for the Pet segment of $1.9 billion were in line with the prior year. Net sales for the Garden segment were $1.4 billion compared to $1.5 billion a year ago.

Gross margin was 28.6% compared to 29.7% in the prior year. On a non-GAAP basis, gross margin was 28.9%. The decrease was due to inflation and lower volumes resulting in unfavorable overhead absorption, partially offset by improved pricing and productivity efforts.

Operating income was $211 million compared to $260 million a year ago. On a non-GAAP basis, operating income was $227 million. Operating margin was 6.4% compared to 7.8% in the prior year. On a non-GAAP basis, operating margin was 6.9%. The decrease was due to lower sales and inflation, partially offset by improved pricing and cost reductions.

Other income and expense was income of $1.5 million compared to expense of $3.6 million a year ago.

Net interest expense was $50 million compared to $58 million in the prior year driven by higher cash balances and interest rates.

Net income was $126 million compared to $152 million a year ago. On a non-GAAP basis, net income was $138 million. Earnings per share were $2.35 compared to $2.80 in the prior year. On a non-GAAP basis, earnings per share were $2.59, in line with Central's revised fiscal 2023 guidance.

Adjusted EBITDA was $343 million compared to $367 million a year ago.

The effective tax rate for the fiscal year was 22.4% compared to 23.2% in the prior year. The decrease was primarily due to the impact of a lower blended state tax rate.

Fourth Quarter Fiscal 2023 Results

Net sales increased 6% to $750 million. The fourth quarter benefited from an additional week compared to the prior year.

Gross margin was 26.3% compared to 28.2% a year ago. On a non-GAAP basis, gross margin was 26.6%. The decrease was due to inflation and lower volumes resulting in unfavorable overhead absorption, partially offset by improved pricing and productivity efforts.

Operating income was $9 million compared to $13 million in the prior year. On a non-GAAP basis, operating income was $12 million. Operating margin was 1.2% compared to 1.8% in the prior year. On a non-GAAP basis, operating margin was 1.6%.

Other expense was $1.7 million compared to $2.3 million in the prior year.

Net interest expense was $8 million compared to $14 million a year ago.

Net income was $2.8 million compared to a net loss of $2.0 million in the prior year quarter. On a non-GAAP basis, net income was $5.1 million. Earnings per share were $0.05 compared to a loss per share of $0.04 in the prior year. On a non-GAAP basis, earnings per share were $0.10.

Adjusted EBITDA was $42 million, in line with the prior year.

Pet Segment Fourth Quarter Fiscal 2023 Results

Net sales for the Pet segment increased 10% to $483 million, driven primarily by the additional week compared to the prior year.

The Pet segment’s operating income increased 7% to $43 million. On a non-GAAP basis, operating income was $48 million. Operating margin was 9.0% compared to 9.2% in the prior year. On a non-GAAP basis, operating margin was 9.9%. The increase was driven by productivity efforts and improved pricing, partially offset by unfavorable overhead absorption.

Pet segment adjusted EBITDA increased 15% to $58 million.

Garden Segment Fourth Quarter Fiscal 2023 Results

Net sales for the Garden segment of $267 million were in line with prior year, due to softness across most of the Garden portfolio, partially offset by strength in controls & fertilizer, live goods and grass seed.

The Garden segment’s operating loss was $3.4 million compared to operating income of $1.8 million in the prior year. On a non-GAAP basis, operating loss was $5.3 million. Operating margin was (1.3)% compared to 0.7% a year ago. On a non-GAAP basis, operating margin was (2.0)%. The decrease was due to inflation, partially offset by improved pricing and productivity efforts.

Garden segment adjusted EBITDA was $6 million compared to $12 million in the prior year quarter.

Liquidity and Debt

At September 30, 2023, cash and cash equivalents was $489 million, compared to $177 million a year ago. The increase in cash provided by operations was driven by the reduction in inventory due to converting inventory to cash and lower capital expenditures.

Cash provided by operations for fiscal 2023 was $382 million, compared to cash used by operations of $34 million in the prior year. The increase in cash provided by operations was primarily due to changes in working capital driven by the reduction in inventory.

Total debt at September 30, 2023 and September 24, 2022 was $1.2 billion. The gross leverage ratio, as defined in Central's credit agreement, at the end of the quarter was 3.1x compared to 2.9x in the prior year. Central repurchased approximately 65,268 shares or $2.4 million of its stock during the quarter.

Cost and Simplicity Program

Central continues to progress its multi-year Cost and Simplicity program consisting of a pipeline of projects across a number of areas including procurement, manufacturing, logistics, portfolio management and administrative costs to simplify its business and improve efficiency across the organization.

As part of the program, Central closed several facilities in fiscal 2023.

In the third quarter of fiscal 2023, Central closed a pet bedding facility in Athens, Texas. In the fourth quarter of fiscal year 2023, Central closed a leased manufacturing and distribution facility in Amarillo, Texas. As a result, in fiscal 2023, Central incurred $16 million of one-time costs, including $10 million in cost of goods sold and $6 million in selling, general and administrative expenses, the majority of which were non-cash.

In the fourth quarter of fiscal 2023, Central sold its independent garden center distribution business to simplify its garden business, optimize its customer footprint and improve margins while retaining its third-party distribution business with its largest three retail partners and select national accounts. As a result, Central recorded a gain of approximately $6 million which is net of the inventory sold, inventory transport costs and the associated facility closure costs, including severance. The gain was recorded as part of selling, general and administrative expenses.

Outlook for Fiscal 2024

Central currently expects fiscal 2024 non-GAAP EPS to be $2.50 or better. This outlook reflects deflationary pressure in some of its commodity businesses, evolving consumer behavior and unfavorable retailer inventory dynamics in an environment of macroeconomic and geopolitical uncertainty. The outlook includes productivity initiatives already under way and modest pricing actions to help mitigate inflationary headwinds. Central expects fiscal 2024 capital spending to be approximately $70 million. This outlook excludes the impact of any acquisitions, divestitures or restructuring activities that may occur during fiscal 2024, including any such project under the Cost and Simplicity program. It also excludes the impact from the recently announced pet consumables acquisition.

Conference Call

Central will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time), hosted by Beth Springer, Interim CEO, and Niko Lahanas, CFO, to discuss these results and to provide a general business update. The conference call and related materials can be accessed at http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13740549.

About Central Garden & Pet

Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2023 net sales of $3.3 billion, Central is on a mission to lead the future of the Pet and Garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, K&H®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California and has 6,700 employees across North America and Europe. Visit www.central.com to learn more.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for further cost inflation, evolving consumer behavior and unfavorable retailer dynamics, anticipated pricing actions, productivity initiatives and estimated capital spending, and earnings guidance for fiscal year 2024, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Central’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  high inflation and interest rates, and other adverse macro-economic conditions;
  fluctuations in market prices for seeds and grains and other raw materials;
  our inability to pass through cost increases in a timely manner;
  our ability to recruit and retain new members of our management team, including a Chief Executive Officer, to support our businesses and to hire and retain employees;
  fluctuations in energy prices, fuel and related petrochemical costs;
  declines in consumer spending and increased inventory risk during economic downturns;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic, including the potential for reduced orders as retailers continue to work through excess inventory;
  adverse weather conditions;
  the success of our Central to Home strategy and our Cost and Simplicity program;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  seasonality and fluctuations in our operating results and cash flow;
  supply shortages in pet birds, small animals and fish;
  dependence on a small number of customers for a significant portion of our business;
  consolidation trends in the retail industry;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  impacts of tariffs or a trade war;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our ability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyberattacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

ASSETS	September 30, 2023	September 24, 2022
Current assets:
Cash and cash equivalents	$488,730	$177,442
Restricted cash	14,143	14,742
Accounts receivable, net	332,890	376,787
Inventories, net	838,188	938,000
Prepaid expenses and other	33,172	46,883
Total current assets	1,707,123	1,553,854

Plant, property and equipment, net	391,768	396,979
Goodwill	546,436	546,436
Other intangible assets, net	497,228	543,210
Operating lease right-of-use assets	173,540	186,344
Other assets	62,553	55,179
Total	$3,378,648	$3,282,002

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$190,902	$215,681
Accrued expenses	216,241	201,783
Current lease liabilities	50,597	48,111
Current portion of long-term debt	247	317
Total current liabilities	457,987	465,892

Long-term debt	1,187,956	1,186,245
Long-term lease liabilities	135,621	147,724
Deferred income taxes and other long-term obligations	144,271	147,429

Equity:
Common stock	111	113
Class A common stock	410	413
Class B stock	16	16
Additional paid-in capital	594,416	582,056
Retained earnings	859,370	755,253
Accumulated other comprehensive loss	(2,970)	(4,145)
Total Central Garden & Pet shareholders’ equity	1,451,353	1,333,706
Noncontrolling interest	1,460	1,006
Total equity	1,452,813	1,334,712
Total	$3,378,648	$3,282,002

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Net sales	$750,147	$707,442	$3,310,083	$3,338,588
Cost of goods sold	552,694	507,751	2,363,241	2,346,283
Gross profit	197,453	199,691	946,842	992,305
Selling, general and administrative expenses	188,084	186,793	736,196	732,269
Operating income	9,369	12,898	210,646	260,036
Interest expense	(13,138)	(14,620)	(57,025)	(58,253)
Interest income	5,075	531	7,362	719
Other expense, net	(1,685)	(2,259)	1,462	(3,596)
Income (loss) before income taxes and noncontrolling interest	(379)	(3,450)	162,445	198,906
Income tax (benefit) expense	(3,098)	(1,085)	36,348	46,234
Net income (loss) including noncontrolling interest	2,719	(2,365)	126,097	152,672
Net income (loss) attributable to noncontrolling interest	(116)	(375)	454	520
Net income (loss) attributable to Central Garden & Pet Company	$2,835	$(1,990)	$125,643	$152,152

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$0.05	$(0.04)	$2.40	$2.86
Diluted	$0.05	$(0.04)	$2.35	$2.80

Weighted average shares used in the computation of net income per share:
Basic	52,212	52,718	52,395	53,220
Diluted	53,337	52,718	53,427	54,425

CENTRAL GARDEN & PET COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	September 30, 2023	September 24, 2022	September 25, 2021
	(in thousands)
Cash flows from operating activities:
Net income	$126,097	$152,672	$152,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,700	80,948	74,727
Amortization of deferred financing costs	2,698	2,657	2,208
Non-cash lease expense	51,868	48,656	41,044
Stock-based compensation	27,990	25,817	23,127
Debt extinguishment costs	—	169	8,577
(Gain) Loss on sale of business	(5,845)	—	2,611
Deferred income taxes	(12,253)	28,128	(14,744)
Pet Segment Facility Closures	15,674	—	—
Loss (gain) on disposal of property, plant and equipment	(262)	131	(256)
Asset impairments	750	—	—
Other	(263)	(779)	4,716
Changes in assets and liabilities (excluding businesses acquired):
Receivables	43,980	7,004	69,135
Inventories	86,980	(256,443)	(132,170)
Prepaid expenses and other assets	8,813	(6,031)	13,370
Accounts payable	(19,962)	(31,209)	24,583
Accrued expenses	6,766	(33,495)	6,734
Other long-term obligations	9,595	(7,728)	14,731
Operating lease liabilities	(48,692)	(44,527)	(40,322)
Net cash (used in) provided by operating activities	381,634	(34,030)	250,844
Cash flows from investing activities:
Additions to property, plant and equipment	(53,966)	(115,205)	(80,333)
Businesses acquired, net of cash acquired	—	—	(820,453)
Proceeds from sale of business	20,000	—	2,400
Payments for investments	(500)	(27,818)	(500)
Other investing activities	(115)	40	(473)
Net cash used in investing activities	(34,581)	(142,983)	(899,359)
Cash flows from financing activities:
Repayments on revolving line of credit	(48,000)	—	(858,000)
Borrowings on revolving line of credit	48,000	—	858,000
Premium paid on extinguishment of debt	—	—	(6,124)
Repayments of long-term debt	(338)	(1,096)	(430,401)
Issuance of long-term debt	—	—	900,000
Repurchase of common stock, including shares surrendered for tax withholding	(37,161)	(62,287)	(27,892)
Payments of contingent consideration	(54)	(216)	(373)
Distribution to noncontrolling interest	—	(806)	(606)
Payment of financing costs	—	(2,410)	(14,129)
Net cash (used in) provided by financing activities	(37,553)	(66,815)	420,475
Effect of exchange rate changes on cash and equivalents	1,188	(3,510)	1,165
Net (decrease) increase in cash, cash equivalents and restricted cash	310,689	(247,338)	(226,875)
Cash, cash equivalents and restricted cash at beginning of year	192,184	439,522	666,397
Cash, cash equivalents and restricted cash at end of year	$502,873	$192,184	$439,522
Supplemental information:
Cash paid for interest	$57,143	$57,928	$42,762
Cash paid for income taxes – net of refunds	17,910	34,964	70,831
Non-cash investing and financing activities:
Capital expenditures incurred but not paid	2,243	8,016	6,150
Liability for contingent performance based payments	(374)	(847)	610
Shares of common stock repurchased but not settled	—	911	2,112
Operating lease right of use assets recognized after ASC 842 transition	42,777	70,794	90,799

Use of Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including adjusted EBITDA, non-GAAP operating income, and non-GAAP net income and diluted net income per share.

Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization and stock-based compensation expense (or operating income plus depreciation and amortization expense and stock-based compensation expense). Adjusted EBITDA further excludes one-time charges related to facility closures, the gain from the sale of our independent garden center distribution business and intangible asset impairment charges. We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluations. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Facility closures: we exclude the impact of the closure of facilities as they represent infrequent transactions that occur in limited circumstances that impact the comparability between operating periods. We believe the adjustment of closure costs supplements the GAAP information with a measure that may be used to assess the performance of our ongoing operations.
  Gain on sale of a business or service line: we exclude the impact of the gain on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this gain supplements the GAAP information with a measure that may be used to assess the performance of our ongoing operations.
  Asset impairment charges: we exclude the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the performance of our ongoing operations.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)

During the third quarter of fiscal 2023, we recognized incremental expense of $13.9 million in our Pet segment in the consolidated statement of operations, from the closure of a leased manufacturing and distribution facility in Athens, Texas. During the fourth quarter of fiscal 2023, we recognized incremental expense of $1.8 million in our Pet segment in the consolidated statement of operations, from the closure of a leased manufacturing and distribution facility in Amarillo, Texas.

(2)

During the fourth quarter of fiscal 2023, we recognized a gain of $5.8 million from the sale of our independent garden center distribution business, which includes the impact of associated facility closure costs. The gain is included in selling, general and administrative expense in the consolidated statements of operations.

(3)

During the fourth quarter of fiscal 2023, we recognized a non-cash impairment charge in our Pet segment of $2.8 million related to the impairment of intangible assets caused by the loss of a significant customer in our live fish business. Also, during the fourth quarter of fiscal 2023, we recognized a non-cash impairment charge in our Garden segment of $3.9 million related to the impairment of intangible assets due to reduced demand for products we sold under an acquired trade name. The impairments were recorded as part of selling, general and administrative costs.

Operating Income Reconciliation	GAAP to Non-GAAP Reconciliation
	Three Months Ended September 30, 2023			Fiscal Year Ended September 30, 2023
	GAAP	Adjustments(1)(2)(3)	Non-GAAP	GAAP	Adjustments(1)(2)(3)	Non-GAAP
	(in thousands)
Net sales	$750,147	$—	$750,147	$3,310,083	$—	$3,310,083
Cost of goods sold and occupancy	552,694	1,751	550,943	2,363,241	9,761	2,353,480
Gross profit	197,453	(1,751)	199,204	946,842	(9,761)	956,603
Selling, general and administrative expenses	188,084	887	187,197	736,196	6,798	729,398
Income from operations	$9,369	$(2,638)	$12,007	$210,646	$(16,559)	$227,205
		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
Pet Segment Operating Income Reconciliation		September 30, 2023	September 24, 2022
		(in thousands)
GAAP operating income		$198,004	$208,924
Facility closure and intangible asset impairment	(1)(3)	18,457	—
Non-GAAP operating income		$216,461	$208,924
GAAP operating margin		10.5%	11.1%
Non-GAAP operating margin		11.5%	11.1%
		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
Garden Segment Operating Income Reconciliation		September 30, 2023	September 24, 2022
		(in thousands)
GAAP operating income		$123,455	$153,956
Garden independent distribution sale and intangible asset impairment	(2)(3)	(1,898)	—
Non-GAAP operating income		$121,557	$153,956
GAAP operating margin		8.6%	10.5%
Non-GAAP operating margin		8.5%	10.5%

		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
Net Income and Diluted Net Income Per Share Reconciliation		September 30, 2023	September 24, 2022
		(in thousands, except per share amount)
GAAP net income attributable to Central Garden & Pet Company		$125,643	$152,152
Pet facilities closures	(1)	15,672	—
Independent garden channel distribution sale and related facility closure	(2)	(5,844)	—
Intangible impairments	(3)	6,731	—
Tax effect of adjustments		(3,705)	—
Non-GAAP net income attributable to Central Garden & Pet Company		$138,497	$152,152
GAAP diluted net income per share		$2.35	$2.80
Non-GAAP diluted net income per share		$2.59	$2.80
Shares used in GAAP and non-GAAP diluted net income per share calculation		53,427	54,425
		GAAP to non-GAAP Reconciliation Fiscal Year Ended September 30, 2023
Adjusted EBITDA Reconciliation		Pet	Garden	Corp	Total
		(in thousands)
Net income attributable to Central Garden & Pet		$—	$—	$—	$125,643
Interest expense, net		—	—	—	49,663
Other income		—	—	—	(1,462)
Income tax expense		—	—	—	36,348
Net income attributable to noncontrolling interest		—	—	—	454
Sum of items below operating income		—	—	—	85,003
Income (loss) from operations		198,004	123,455	(110,813)	210,646
Depreciation & amortization		41,126	43,375	3,199	87,700
Noncash stock-based compensation		—	—	27,990	27,990
Non-GAAP adjustments	(1)(2)(3)	18,457	(1,898)	—	16,559
Adjusted EBITDA		$257,587	$164,932	$(79,624)	$342,895

	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 24, 2022
Adjusted EBITDA Reconciliation	Pet	Garden	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet	$—	$—	$—	$152,152
Interest expense, net	—	—	—	57,534
Other expense	—	—	—	3,596
Income tax expense	—	—	—	46,234
Net income attributable to noncontrolling interest	—	—	—	520
Sum of items below operating income	—	—	—	107,884
Income (loss) from operations	208,924	153,956	(102,844)	260,036
Depreciation & amortization	38,960	36,583	5,405	80,948
Noncash stock-based compensation	—	—	25,817	25,817
Adjusted EBITDA	$247,884	$190,539	$(71,622)	$366,801
		GAAP to non-GAAP Reconciliation Quarter Ended September 30, 2023
Adjusted EBITDA Reconciliation		Pet	Garden	Corp	Total
		(in thousands)
Net income attributable to Central Garden & Pet		$—	$—	$—	$2,835
Interest expense, net		—	—	—	8,063
Other expense		—	—	—	1,685
Income tax benefit		—	—	—	(3,098)
Net loss attributable to noncontrolling interest		—	—	—	(116)
Sum of items below operating income		—	—	—	6,534
Income (loss) from operations		43,225	(3,432)	(30,424)	9,369
Depreciation & amortization		10,479	10,892	825	22,196
Noncash stock-based compensation		—	—	7,358	7,358
Non-GAAP adjustments	(1)(2)(3)	4,536	(1,898)	—	2,638
Adjusted EBITDA		$58,240	$5,562	$(22,241)	$41,561
	GAAP to non-GAAP Reconciliation Quarter Ended September 24, 2022
Adjusted EBITDA Reconciliation	Pet	Garden	Corp	Total
	(in thousands)
Net loss attributable to Central Garden & Pet	$—	$—	$—	$(1,990)
Interest expense, net	—	—	—	14,089
Other expense	—	—	—	2,259
Income tax benefit	—	—	—	(1,085)
Net loss attributable to noncontrolling interest	—	—	—	(375)
Sum of items below operating income	—	—	—	14,888
Income (loss) from operations	40,412	1,824	(29,338)	12,898
Depreciation & amortization	10,081	10,127	2,407	22,615
Noncash stock-based compensation	—	—	6,938	6,938
Adjusted EBITDA	$50,493	$11,951	$(19,993)	$42,451

Contacts

Investor Relations Contact
Friederike Edelmann
VP of Investor Relations & Corporate Sustainability
(925) 412 6726
fedelmann@central.com